Exhibit 99.(a)(5)(C)

Name:	Guy Elliott
Position:	Finance Director
Company:	Rio Tinto
Date:	12/07/2007
Time:	09:05 BST
Channel:	Bloomberg UK
Duration:	8 mins 55 secs

Interview with Guy Elliott

Nigel Stevenson

Let’s get back to our top story this morning. The largest acquisition ever in the mining industry has been announced this morning, Rio Tinto agreeing to buy the aluminium producer Alcan for $38.1bn, trumping a hostile bid from Alcoa. Francine’s got the latest details for us. Francine?

Francine Lacqua

Thank you very much, Nigel. In terms of how big this deal is, it’s close to what Mittal actually paid for Arcelor a year ago. Of course, these were steel-makers; these are mining stocks, and so it is the biggest in the mining industry. A quick check on some of the stocks, first of all: Rio Tinto, you can see there; we saw a reversal on the share price, down by 1.7%. It was earlier gaining as much as 1%. Rio Tinto is currently the world’s third largest mining company, but it is soon to become the second biggest. That’s after the acquisition of Alcan will be completed in the fourth quarter. Rio Tinto agreed to fork out $38.1bn to buy the aluminium producer Alcan in a deal which trumps Alcoa’s hostile bid. The offer is 33% higher than Alcoa’s bid of $76 a share. The new company will be called Rio Tinto Alcan, and will be chaired by Alcan’s CEO, Dick Evans. Nigel?

Nigel Stevenson

Okay; Francine, stay there. Thanks very much indeed for that; Francine’s going to stay with us. Is Rio Tinto overpaying for Alcan? Let’s put the question to the man in charge of the cash flow. Guy Elliott is the Finance Director of Rio Tinto, and he’s joining us live. Mr Elliott, good morning to you. Thank you very much indeed for joining us today. That’s the obvious question, first of all: quite a price you’re paying. Are you overpaying?

Guy Elliott

Good morning, first of all. No, I don’t believe we are. I think we’re offering a price which has got a very good chance of winning this business. The important thing is the quality of what we’re buying. This is a terrific combination which will create a world leader in aluminium. It will be based on low-cost hydro power, which has a life for us of decades. It will give us a much larger presence in the aluminium business which is growing at a much faster rate than most commodities, on the back of very strong Chinese demand of roughly 15% a year. We think that paying this price is a fair price, one which will strongly compete against the offer of Alcoa and others. We think it’s going to position us extremely well for an exciting future.

Nigel Stevenson

I noted you have a break-up fee in excess of $1bn. Does that suggest that A: you’ve paid what you think is a sufficient premium, and B: that you are expecting other competition?

Guy Elliott

Break fees are pretty normal and standard practice.

Nigel Stevenson

Not of this size, if you’ll excuse me.

Guy Elliott

Well, the percentage is 2.75% of the offer, and of course it’s intended to deter others. The important thing is that this offer has been recommended by the board, and it’s an all-cash offer. The other offer that’s in the public at the moment, of course, is not an all-cash offer. It’s partly shares and partly cash. In addition to that, it has some significant anti-trust challenges lying ahead, whereas I think the anti-trust challenges for us are much lesser. What we can say, therefore, is that ours is an all-cash offer with a higher level of certainty. I think that’s very important to the shareholders of Alcan.

Francine Lacqua

Guy Elliott, I’m Francine - a colleague of Nigel. In terms of what you’ve said about Alcan, it is an attractive company, but how badly do you want it? Alcoa might be reviewing a higher offer. How confident are you that you’ll be able to take it away?

Guy Elliott

Look, this is not simply a cash matter, either. It’s not simply a matter of anti-trust; it’s also a matter of what we plan to do together. We’ve got some terrific growth plans together. We’ve also made a very particular point of going to see, today, the governments of Quebec, of Canada. We’re also visiting other relevant governments here. We think it’s a very important part of this, to differentiate ourselves, if we can, in political terms. We have, of course, a very big business already in Canada, and an even bigger one in Australia, which was another –

Francine Lacqua

Would you say today that the Quebec government is supportive of your intentions?

Guy Elliott

Well, there is a thing called the continuity agreement which exists between Alcan and the government of Quebec. The board of Alcan has, under that agreement, certain rights to recommend a bidder, which is what it’s done in this case. It’s recommending to the government of Quebec, as well as to its shareholders, that we are the right bidder for these assets.

Francine Lacqua

If you do have to put more money on the table, are you ready to do it?

Guy Elliott

Look, this is a very good offer as it is. I think that the important thing is to focus on talking to our shareholders about this offer and talking to Alcan’s shareholders about this offer. It’s a compelling offer, as you said earlier; it’s at a strong premium; it’s an all-cash offer; and it is intended to be the winning offer.

Francine Lacqua

Alcan’s share has been rising. Why did you wait so long to make this offer?

Guy Elliott

Look, this was an auction. The auction was partly being conducted in public, in the sense that the Alcoa offer already existed; but, as Alcan announced a day or two ago, there are other, or there have been other, interested parties. We were able to present a package to the Alcan board which not only contained a price, but also contained other elements which were of political importance, which were of social importance, which were also of importance to the province of Quebec and to other constituencies. We think we’re in with a very good chance there.

Nigel Stevenson

You mentioned that you don’t think your credit rating will be affected by this. How key is that in your deliberations?

Guy Elliott

That’s not what we’ve said. We have said, though, that we do intend to maintain a rating in the single-A category. At the moment, that is where we stand; but of course we could move within that single-A. It is very important to us to have a balance sheet which, over the long run, is in respectable condition. At the moment, I would say that it is probably a little too strong. On the other hand, when we complete this acquisition, it will be stretched a little bit. It’s for that reason that we’ve also announced, at the same time as this transaction, the intention to sell the packaging business of Alcan, and also to review the entire combined business of Rio Tinto and Alcan to see whether there are other business which, because the company as a whole is now much bigger, do look a bit non-core, or under scale, for the combined business. Probably we’ll be selling some other businesses into the bargain.

Nigel Stevenson

Tell us more about the structure of the company; I’m a little unclear. Are you creating a new unit called Rio Alcan that will be basically a part of Rio with Dick Evans as its head, or something else? It seems to me that Dick Evans basically stays in place doing what he’s doing, and it’s now part of Rio Tinto. Have I got that right?

Guy Elliott

He will be, if this transaction succeeds as we expect, another of our product groups. A very important one. He will, like our copper product group, our iron ore product group, our diamonds and minerals product group and our energy product group, he will be one of those product groups - a very significant one. He will move, and the whole aluminium business will move, into that category. Dick will continue to run Alcan, which will by then be a bigger company because it will include the present Rio Tinto aluminium business, so that the combined Rio Tinto Alcan business will be larger, of course. It will then be folded into the overall Rio Tinto business. I think that it will compliment the other businesses that we have and strengthen what is currently a rather sub-size regional aluminium business and make it a global leader.

Nigel Stevenson

Speaking of which, then, what are your bets, because aluminium has underperformed some of the other metals out there. Are you taking a bit of a bet that it’s going to recover somewhat, with Chinese and Indian demand performing better? You’ve got the bauxite; they’ve got the smelting side of things and the production of various types of aluminium. Is that the key? Is that a bet that you’re taking?

Guy Elliott

I think you’re quite right to focus on China and, to a degree in future, India. These are countries where we’re seeing tremendous investment going on into infrastructure, and we foresee very high levels of growth going forward. No doubt from time to time they will be interrupted by some kind of speed bump, but we still foresee very, very fast rates of growth. We think that India will follow in that path and we, as you say, have very advantaged hydro-based supply which will be very competitive.

Nigel Stevenson

Okay. We must go to a break. Guy Elliott, thank you very much indeed for that.

Guy Elliott

Thank you.

Nigel Stevenson

That is the Finance Director there of Rio Tinto.

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